EXHIBIT 3.2

RESOLUTION BY
UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF
Corporate Universe Inc
October 15, 2020

The undersigned, being the directors of Corporate Universe Inc., a Delaware Corporation (the “Company”, or the “COUV”), do hereby consent to the adoption of the following resolutions with the same force and effect as if said resolutions had been duly adopted at a joint meeting of the Board of Directors (the “Board”) of the Company and direct that this instrument be filed with the corporate minutes of the Company.

WHEREAS the Company has authorized the Board to designate its 1,000,000 authorized Preferred Shares, as needed.

WHEREAS, the Board has decided to designate 100,000 of Preferred Shares as “ Preferred Series C Shares, as per attached designation.

RESOLVED, that the officers of the Company, and each of them, hereby are authorized, empowered and directed, in the name of the Company, to execute and deliver any and all contracts, deeds and writings of any nature and to do any other act or thing that may be necessary or advisable to carry out the foregoing;  and

FURTHER RESOLVED, that a Company CEO file with the State of Delaware the attached Designation of Preferred Series C stock.

_________________________
Isaac H. Sutton

I, Isaac H. Sutton, the duly elected and acting Secretary of Company, hereby certify that the forgoing consent was duly entered into as of the day and year first set forth above, that it has been filed in the record of proceedings of the Board of Directors of the Company, and that it has not been modified or revoked.

_________________________
Isaac H. Sutton, Secretary

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CERTIFICATE OF DESIGNATION, NUMBER, POWERS
PREFERENCES AND RELATIVE, PARTICIPATING
OPTIONAL, AND OTHER SPECIAL RIGHTS AND
THE QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING CHARACTERISTICS OF
SERIES C PREFERRED STOCK
OF
Corporate Universe Inc.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Corporate Universe, Inc.

2. The certificate of incorporation of the Corporation authorizes issuance of 1,000,000 shares of Preferred .Stock with a par value of .0001 and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series C issue of Preferred Stock:

RESOLVED, that one hundred thousand (100,000) shares of Preferred Stock (par value $0.0001 per share) are authorized to be issued by the Corporation pursuant to its certificate of incorporation, and that there be and hereby is authorized and created a series of preferred stock, hereby designed as the Series C Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such certificate of incorporation and in addition thereto, those following:

a. DESIGNATION. The Preferred Stock subject hereof shall be designated Series C Preferred Stock (“Series C Preferred”). No other shares of Preferred Stock shall be designated as Series C Preferred stock.

b. DIVIDENDS. The holders of the shares of Series C Preferred shall be entitled to receive dividends on par with Common Stock on an as converted basis as though shares of Series C Preferred had been converted into Common Stock.

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c. CONVERSION. All shares of Series C Preferred shall be converted into shares of the Company’s Common Stock upon the Company completing a reverse stock split (the “Reverse Split”) so that upon conversion, the Series C Preferred shares will be converted into such number of shares of Common Stock the equal 20% of the issued and outstanding shares of Common Stock of the Company following the reverse Split and conversion of the Series C Preferred. If the Reverse Split is not effectuated by December 31, 2021, the Series C Preferred shares may, at the election of its holders, be converted into such number of shares of Common Stock that equal 20% of the issued and outstanding shares of Common Stock of the Company following conversion of the Series C Preferred, on a pro rata basis. In such case, the Company covenants and agrees to take all action necessary to increase the number of shares of authorized Common Stock of the Company as necessary to accommodate such conversion. All Common Stock upon conversion will be fully paid, validly issued and non-assessable.

d. ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION, MERGERS, CONSOLIDATIONS or SALES OF ASSETS. If the common stock issuable upon conversion of the Series C Preferred shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the conversion rate shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred shall be convertible into, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred immediately before that change. Notwithstanding anything to the contrary herein, the number Series C Preferred stock and the Common Stock into which it converts will not be adjusted in the event of any reverse stock split.

e. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred against impairment.

f. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

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g. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series C Preferred shall not be entitled to receive liquidation in preference to the holders of common shares or any other class or series of preferred stock. Rather, the Series C Preferred will be automatically converted in accordance with Subsection (c) and receive liquidation proceeds on par with Common Stock.

h. OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or .any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

i. VOTING. The Series C Preferred shareholders shall be entitled to vote on any matter subject to shareholder vote. The Series C preferred shares shall in aggregate represent 20% of the votes eligible to be cast in any matt.er.

j. ELECTION OF THE BOARD OF DIRECTORS. The Series C Preferred shareholders shall be entitled to appoint the majority of the Board of Directors.

k. OTHER PREFERENCES. The shares of the Series C Preferred shall have no other preferences, rights, restrictions, or qualifications; except as otherwise provided by law or the certificate of incorporation of the Corporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series C Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation.

Signed on October 2, 2020

By Unanimous Written Consent of the Board of Directors: Signatures of file.

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